Exhibit 99.1

For Immediate Release:
Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0040

Peerless Systems Announces Results for the Fourth Quarter and Year ended January 31, 2014

Stamford, Connecticut, April 30, 2014 — Peerless Systems Corporation (NASDAQ: PRLS) today reported financial results for the fourth quarter and year ended January 31, 2014.

Fourth Quarter 2014 Results

Revenues were $737,000 for the three months ended January 31, 2014, compared to $947,000 for the three months ended January 31, 2013.  This 22% decrease in revenues is primarily attributable to the declining product shipments made by the two customers who switched from block license to pay-as-you-go basis during fiscal 2013.

Gross margins were 98% and 84% for the three months ended January 31, 2014 and 2013, respectively. The increase in gross margins was primarily due to a reduction of $73,000 in adjusting the licensing fees payable to a third party as well as a change in the product mix generating licensing revenues.

Income from operations was $308,000 for the three months ended January 31, 2014, compared to $465,000 for the three months ended January 31, 2013.  The decrease in income from operation is primarily attributed to lower revenue and higher non-cash stock-based compensation expense.

Other income (loss), net was a loss of $720,000 for the three months ended January 31, 2014 as compared to income of $4,000 for the three months ended January 31, 2013 due to higher realized losses on sales of marketable securities in the current period.

Net loss for the three months ended January 31, 2014 was approximately $335,000 or $0.13 per basic and diluted share, compared to a net income of approximately $230,000, or $0.08 per basic and $0.07 per diluted share for the three months ended January 31, 2013.

Fiscal 2014 Full-Year Results

Revenues were $3,605,000 for the twelve months ended January 31, 2014, compared to $2,493,000 for the twelve months ended January 31, 2013.  This 45% increase is primarily attributable to the full year effect from the two customers who had exhausted their block licenses and switched to pay-as-you-go basis during fiscal 2013.

Gross margins were 92% and 91% for the twelve months ended January 31, 2014 and 2013, respectively. The higher gross margin in fiscal 2014 was primarily attributable to lower fees being paid to third parties due to a change in the product mix generating licensing revenues.

Income from operations was $1,191,000 for the twelve months ended January 31, 2014, compared to $690,000 for the twelve months ended January 31, 2013.  This 73% increase is primarily attributable to the 45% increase in revenue offset by non-cash stock-based compensation expense.

Other income (loss), net was a loss of $2,208,000 for the twelve months ended January 31, 2014 as compared to a gain of $173,000 for the twelve months ended January 31, 2013 due to higher realized losses on sales of marketable securities in the current period.

Net loss for the twelve months ended January 31, 2014 was approximately $858,000 or $0.32 per basic share and diluted share, compared to a net income of approximately $1,770,000, or $0.56 per basic and $0.53 per diluted share for the twelve months ended January 31, 2013.

As previously reported, in fiscal year 2013 the Company recorded a non-cash tax benefit and accrued interest of approximately $1.4 million resulting from the reversal of tax liabilities related to an unrecognized tax benefit pertaining to certain tax positions taken for the Company’s tax returns for the fiscal year ended January 31, 2009. Excluding the effect of the reversal of the tax liability and the accrued interest, net income was $0.4 million for fiscal year 2013.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets.  Effective July 31, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act Of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, or through other investment opportunities.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2012 Annual Report on Form 10-K filed with the SEC on April 27, 2012.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

PEERLESS SYSTEMS CORPORATION

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2014	2013	2014	2013
Revenues	$737	$947	$3,605	$2,493
Cost of revenues	16	151	273	227
Gross margin	721	796	3,332	2,266
Operating expenses	413	331	2,141	1,576
Income from operations	308	465	1,191	690
Other income (loss), net	(720)	4	(2,208)	173
Income (loss) before income taxes	(412)	469	(1,017)	863
Provision for (benefit from) income taxes	(77)	239	(159)	(907)
Net income (loss)	$(335)	$230	$(858)	$1,770
Basic earnings per share	$(0.13)	$0.08	$(0.32)	$0.56
Diluted earnings per share	$(0.13)	$0.07	$(0.32)	$0.53
Weighted average common shares - outstanding — basic	2,569	2,969	2,718	3,167
Weighted average common shares - outstanding — diluted	2,569	3,103	2,718	3,336

PEERLESS SYSTEMS CORPORATION

 UNAUDITED CONDENSED BALANCE SHEET

(In thousands)

	January 31, 2014	January 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$7,962	$8,866
Marketable securities	4,301	2,910
Trade accounts receivable, net	1,186	1,346
Deferred tax assets	137	495
Income tax receivable	416	231
Prepaid expenses and other current assets	58	65
Total current assets	14,060	13,913
Other assets	6	4
Total assets	$14,066	$13,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued wages and compensated absences	$60	$103
Accrued product licensing costs	137	315
Other current liabilities	1,457	143
Total current liabilities	1,654	561
Other liabilities
Tax liabilities	285	276
Total liabilities	1,939	837
Stockholders’ equity:
Common stock, $.001 par value, 30,000 shares authorized, 19,680 issued at January 31, 2014 and 19,588 issued at January 31, 2013	20	18
Additional paid-in capital	58,535	57,534
Retained earnings	5,768	6,626
Accumulated other comprehensive loss, net of taxes	(134)	(657)
Treasury stock, 16,910 at January 31, 2014 and 16,460 at January 31, 2013	(52,062)	(50,441)
Total stockholders’ equity	12,127	13,080
Total liabilities and stockholders’ equity	$14,066	$13,917